                                  APPENDIX A

                         SECURITIES PURCHASE AGREEMENT

                         FORM OF DEBENTURE (ANNEX I)

                         REGISTRATION RIGHTS AGREEMENT (ANNEX IV)

                         FORM OF WARRANT (ANNEX VI)

                         SECURITIES PURCHASE AGREEMENT


          THIS SECURITIES PURCHASE AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between LJ INTERNATIONAL INC., a British Virgin Islands corporation, with headquarters located at Unit #12, 12/F, Block A, Focal Industrial Center, 21 Man Lok Street, Hung Hom, Kowloon, Hong Kong (the "Company"), and the entity named on the signature page hereto (the _Buyer_).

                                           W I T N E S S E T H:

          WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D (_Regulation D_) and/or Regulation S ("Regulation S") as promulgated by the United States Securities and Exchange Commission (the _SEC_) under the Securities Act of 1933, as amended (the _1933 Act_), and/or Section 4(2) of the 1933 Act; and

          WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, 3% Convertible Debentures of the Company (the _Convertible Debentures_) which will be convertible into shares of Common Stock, $.01 par value per share, of the Company (the _Common Stock_), upon the terms and subject to the conditions of such Convertible Debentures together with the Warrants (as defined below) exercisable for the purchase of shares of Common Stock (the "Warrant Shares"), and subject to acceptance of this Agreement by the Company; and

          WHEREAS, the Debentures and the Shares (as those terms are defined below) have not been registered under the 1933 Act and may not be offered or sold in the United States or to U.S. Persons, other than distributors (as such terms are defined in Regulation S), unless the Debentures or the Shares (as defined below), as the case may be, are registered under the 1933 Act, or an exemption or safe harbor from the registration provisions of the 1933 Act is available;

          NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1.  AGREEMENT TO PURCHASE; PURCHASE PRICE.

          a.  Purchase.

          (i) The undersigned hereby agrees to purchase initially from the Company Convertible Debentures in the principal amount of $3,000,000 (the _Initial Debentures_) out of a total offering of not more than $10,500,000 of such Convertible Debentures, and having the terms and conditions and being in the form attached hereto as Annex I.

          (ii) Subject to the terms and conditions of this Agreement and the other Transaction Agreements, the Buyer will purchase (x) the Initial Debentures on the Initial Closing Date (as defined below) and (y) in three or more additional tranches (each, an _Additional Tranche_) the Additional Debentures on the Additional Closing Dates (as those terms are defined below).

          (iii) The purchase price to be paid by the Buyer shall be equal to the face amount of the Initial Debentures or Additional Debentures, as the case may be, being purchased on the relevant Closing Date (as defined below) and shall be payable in United States Dollars.

          b. Certain Definitions. As used herein, each of the following terms has the meaning set forth below, unless the context otherwise requires:

          (i) _Debentures_ means all or any portion of the Initial Debentures and the Additional Debentures.

          (ii) _Securities_ means the Debentures, the Warrants and the Common Stock (x) upon the conversion of the Debentures or in lieu of interest payable thereon or (y) upon the exercise of the Warrants.

          (iii) _Purchase Price_ means the purchase price for the Initial Debentures or the Additional Debentures, as the case may be.

          (iv) _Initial Closing Date_ means the date of the closing of the purchase and sale of the Initial Debentures, as provided herein.

          (v) _Additional Closing Date_ means the date of the closing of the purchase and sale of the relevant Additional Debentures, as provided herein.

          (vi) _Closing Date_ means the Initial Closing Date or the relevant Additional Closing Date, as the case may be.

          (vii) _Effective Date_ means the effective date of the Registration Statement covering the Registrable Securities (as those terms are defined in the Registration Rights Agreement defined below) relating to the Debentures issued on the Initial Closing Date and on each Additional Closing Date, respectively.

          (viii) _Market Price of the Common Stock_ means (x) the average closing bid price of the Common Stock for the five (5) trading days ending on the trading day immediately before the relevant date indicated in the relevant provision hereof (unless a different relevant period is specified in the relevant provision), as reported by Bloomberg, LP or, if not so reported, as reported on the over-the-counter market or (y) if the Common Stock is listed on the New York Stock or the American Stock Exchange, the closing price on such exchange on the trading day immediately before the relevant date indicated in the relevant provision hereof (unless a different relevant period is specified in the relevant provision), as reported in The Wall Street Journal.

          (ix) _Converted Shares_ means the shares of Common Stock issuable upon conversion of the Debentures.

          (x) _Shares_ means the shares of Common Stock representing any or all of the Converted Shares and the Warrant Shares.

          (xi) _Certificates_ means the relevant Debentures and the Warrants, each duly executed on behalf of the Company and issued in the name of the Buyer.

          (xii) _Person_ means any living person or any entity, such as, but not necessarily limited to, a corporation, partnership or trust.

          (xiii) _Affiliate_ means, with respect to a specific Person referred to in the relevant provision, another Person who or which controls or is controlled by or is under common control with such specified Person.

          (xiv) "Transaction Agreements" means the Securities Purchase Agreement, the Registration Rights Agreement (as defined below), the Debentures, the Warrants, and the Joint Escrow Instructions (as defined below).

          c.      Form of Payment; Delivery of Certificates.

          (i) The Buyer shall pay the Purchase Price for the relevant Debentures by delivering immediately available good funds in United States Dollars to the escrow agent (the _Escrow Agent_) identified in the Joint Escrow Instructions attached hereto as Annex II (the _Joint Escrow Instructions_) on the date prior to the relevant Closing Date.

          (ii) No later than the relevant Closing Date, but in any event promptly following payment by the Buyer to the Escrow Agent of the relevant Purchase Price, the Company shall deliver the relevant Certificates to the Escrow Agent. Time is of the essence with respect to such delivery, and failure by the Company to make such delivery shall constitute a default by the Company of its obligations hereunder.

          (iii) By signing this Agreement, each of the Buyer and the Company, subject to acceptance by the Escrow Agent, agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow Instructions, all of the provisions of which are incorporated herein by this reference as if set forth in full.

          d. Method of Payment. Payment into escrow of the Purchase Price shall be made by wire transfer of funds to:

                 Bank of New York
                 350 Fifth Avenue
                 New York, New York 10001

                 ABA# 021000018
                 For credit to the account of Krieger & Prager, Esqs.
                 Account No.: [To be provided to the Buyer by Krieger & Prager]
                 Re:  LJ International Transaction

Not later than 5:00 p.m., New York time, on the date which is seven (7) New York Stock Exchange trading days after the Company shall have accepted this Agreement and returned a signed counterpart of this Agreement to the Escrow Agent by facsimile, the Buyer shall deposit with the Escrow Agent the Purchase Price for the Initial Debentures in currently available funds. Time is of the essence with respect to such payment, and failure by the Buyer to make such payment shall constitute a default by the Buyer of its obligations hereunder.

          e. Escrow Property. The Purchase Price and the Certificates delivered to the Escrow Agent as contemplated by Sections 1(c) and (d) hereof are referred to as the _Escrow Property._

          2. BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

          The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

          a. Without limiting Buyer's right to sell the Common Stock pursuant to the Registration Statement or otherwise in compliance with the 1933 Act, the Buyer is purchasing the Debentures and the Warrants and will be acquiring the Shares for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

          b.     (i)   The Buyer is not a U.S. Person as that term is defined
under Regulation S, and is not controlled, directly or indirectly, by a U.S. Person.

                 (ii) The Buyer is outside the United States as of the date of the execution and delivery of this Agreement.

                 (iii) The Buyer is purchasing the Debentures for its own account and not on behalf of any U.S. Person, and the Buyer is the sole beneficial owner of the Debentures, and has not pre-arranged any sale of the Securities with any purchaser or purchasers in the United States.

                 (iv) The Buyer represents and warrants and hereby agrees that all offers and sales of the Debentures prior to the expiration of a period commencing on the date of the receipt of funds by the Company and ending 45 days thereafter (the "Restricted Period") shall only be made in compliance with the safe harbor contained in Regulation S, pursuant to the registration provisions under the 1933 Act or pursuant to an exemption from registration, and all offers and sales after the expiration of the 45-day period shall be made only pursuant to such registration or to an exemption from registration.

                 (v) The Buyer understands that in the view of the SEC the statutory basis for the exemption claimed for this transaction would not be present if the offering of Debentures, and the Shares issuable upon conversion thereof, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the 1933 Act. The Buyer is acquiring the Debentures for investment purposes and has no present intention to sell the Debentures, or the Shares issuable upon conversion thereof, in the United States or to a U.S. Person or for the account or benefit of a U.S. Person either now or after the expiration of the Restricted Period, except pursuant to registration thereof or an exemption or safe harbor from registration.

                 (vi) The Buyer is not an underwriter of, or dealer in, the Securities, and the Buyer is not participating, pursuant to a contractual agreement, in the distribution of the Securities.

          c. The Buyer is (i) an _accredited investor_ as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities. In evaluating its investment, the Buyer has consulted its own investment and/or legal and/or tax advisors. The Buyer is not relying on the Company respecting the legal, tax and other economic considerations of an investment in the Debentures.

           d. All subsequent offers and sales of the Debentures and the Shares by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration.

           e. The Buyer understands that the Debentures are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Debentures. In particular, the Buyer understands that the Company is relying on the rules governing offers and sales made outside the United States pursuant to Regulation
S.  Rules 901 through 904 of Regulation S govern this transaction.   The Buyer
will notify the Company immediately upon the occurrence of any material change in the information regarding the Buyer contained herein occurring prior to the issuance of Converted Shares.

           f. The Buyer and its advisors, if any, have been furnished with or have been given access to all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Debentures and the offer of the Shares which have been requested by the Buyer, including Annex V hereto. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 20-F for the fiscal year ended April 30, 1999, (2) Reports of Foreign Issuer on Form 6-K filed June 3, 1999, June 17, 1999, July 14, 1999, August 10, 1999, August 12, 1999, September 9, 1999 and
October 8, 1999, respectively and (3) Post-Effective Amendment No. 2 to Registration Statement on Form F-1, filed September 24, 1999 (File No. 333-7912) (collectively, the "Company's SEC Documents").

           g. The Buyer understands that its investment in the Securities involves a high degree of risk.

           h. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities.

           i. The Buyer hereby covenants that it will comply with all laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers the Securities, or has in its possession or distributes any offering material.

           j. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

           3.    COMPANY REPRESENTATIONS, ETC.   The Company represents and
warrants to the Buyer, as of the date hereof and as of the Closing Date, that, except as provided in Annex V hereto:

           a.    Concerning the Debentures and the Shares.   There are no
preemptive rights of any stockholder of the Company, as such, to acquire the Debentures, the Warrants or the Shares.

           b. Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and is duly qualified as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operation of the Company and its subsidiaries taken as a whole. The Company is a "Reporting Issuer" as defined by Rule 902 of Regulation S. The Company has registered its Common Stock pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed all material required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer or sale of the Debentures. The Common Stock is listed and trades on the NASDAQ National Market, and there is no pending notice, either oral or written, with respect to its continued eligibility for such listing.

           c. Authorized Shares. The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $.01 par value per share, of which approximately 6,365,646 had been issued as of the date hereof (without regard to approximately 3,376,000 shares issuable, as of such date, on exercise of outstanding warrants and stock option plan grants; collectively, the "Existing Rights"). All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has sufficient authorized and unissued shares of Common Stock as may be necessary to effect the issuance of the Shares. The Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures or upon exercise of the Warrants, each in accordance with its respective terms, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

           d. Securities Purchase Agreement; Registration Rights Agreement and Stock. This Agreement and the Registration Rights Agreement, the form of which is attached hereto as Annex IV (the _Registration Rights Agreement_), and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Debentures, and the other Transaction Agreements, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally.

           e. Non-contravention. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Registration Rights Agreement, and the Debentures do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the memorandum of association and articles of association of the Company, each as currently in effect, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, or (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the business, operations or condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or on the transactions contemplated herein.

           f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, or self-regulatory organization is required to be obtained by the Company for the issuance and sale of the Securities to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained.

           g. SEC Filings. None of the Company_s SEC Documents contained, at the time they were filed, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company has filed all material required to be filed pursuant to all reporting obligations under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months preceding the offer of the sale of the Debentures. In furtherance of the foregoing and not in limitation thereof, the Company has, since September 1, 1998, timely filed all requisite forms, reports and exhibits thereto with the SEC.

           h. Absence of Certain Changes. Since April 30, 1999, there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise), or results of operations of the Company, except as disclosed in the Company_s SEC Documents. Since April 30, 1999, except as provided in the Company_s SEC Documents, the Company has not (i) incurred or become subject to any material liabilities (absolute or contingent) except liabilities incurred in the ordinary course of business consistent with past practices; (ii) discharged or satisfied any material lien or encumbrance or paid any material obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business consistent with past practices; (iii) declared or made any payment or distribution of cash or other property to stockholders with respect to its capital stock, or purchased or redeemed, or made any agreements to purchase or redeem, any shares of its capital stock; (iv) sold, assigned or transferred any other tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practices; (v) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of existing business; (vi) made any changes in employee compensation, except in the ordinary course of business consistent with past practices; or (vii) experienced any material problems with labor or management in connection with the terms and conditions of their employment.

           i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally or as disclosed in the Company_s SEC Documents) that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a material adverse effect on the business or condition of the Company (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole , (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement or any of the agreements contemplated hereby (collectively, including this Agreement, the _Transaction Agreements_), or (iii) would reasonably be expected to materially and adversely affect the value of the rights granted to the Buyer in the Transaction Agreements.

           j. Absence of Litigation. Except as set forth in the Company_s SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the properties, business or financial condition, or results of operation of the Company and its subsidiaries taken as a whole or the transactions contemplated by any of the Transaction Agreements or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, any of the Transaction Agreements.

           k. Absence of Events of Default. Except as set forth in Section 3(e) hereof, no Event of Default (or its equivalent term), as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (or its equivalent term) (as so defined in such agreement), has occurred and is continuing, which would have a material adverse effect on the business, operations or the condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole.

           l. Prior Issues. Except as provided in the Company_s SEC Documents, during the twelve (12) months preceding the date hereof, the Company has not issued any stock option grants, convertible securities, or any shares of the Common Stock or Preferred Stock.

           m. No Undisclosed Liabilities or Events. The Company has no liabilities or obligations other than those disclosed in the Company's SEC Documents or those incurred in the ordinary course of the Company's business since April 30, 1999, and which individually or in the aggregate, do not or would not have a material adverse effect on the properties, business, condition (financial or otherwise), or results of operations of the Company and its subsidiaries, taken as a whole. No event or circumstances has occurred or exists with respect to the Company or its properties, business, condition (financial or otherwise), or results of operations, which, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed. There are no proposals currently under consideration or currently anticipated to be under consideration by the Board of Directors of the Company which proposal would (x) change the memorandum of association and articles of association or other charter document or by-laws of the Company, each as currently in effect, with or without stockholder approval, which change would reduce or otherwise adversely affect the rights and powers of the stockholders of the Common Stock or (y) materially or substantially change the business, assets or capital of the Company, including its interests in subsidiaries.

           n. No Default. The Company is not in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material indenture, mortgage, deed of trust or other material instrument or agreement to which it is a party or by which it or its property is bound.

           o. No Integrated Offering. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time since September 1, 1998, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D in connection with the offer and sale of the Securities as contemplated hereby.

           p. Dilution. The number of Shares issuable upon conversion of the Debentures and the exercise of the Warrants may increase substantially in certain circumstances, including, but not necessarily limited to, the circumstance wherein the trading price of the Common Stock declines prior to the conversion of the Debentures. The Company's directors have studied and fully understand the nature of the Securities being sold hereby and recognize that they have a potential dilutive effect. The board of directors of the Company has concluded, in its good faith business judgment, that such issuance is in the best interests of the Company. The Company specifically acknowledges that its obligation to issue the Shares upon conversion of the Debentures and the exercise of the Warrants is binding upon the Company and enforceable regardless of the dilution such issuance may have on the ownership interests of other stockholders of the Company.

           q. Offshore Transaction. The Company has not offered or sold the Debentures to any person in the United States, or, to the best knowledge of the Company any identifiable groups of U.S. citizens abroad, or any U.S. person as that term is defined in Regulation S. At the time the buy order for the Debentures was originated, the Company and/or its agents reasonably believed the Buyer was outside the United States and was not a U.S. Person.

           r. No Directed Selling Efforts. In regard to this transaction, the Company has not conducted any "direct selling efforts" as that term is defined in Rule 902 of Regulation S nor has the Company conducted any general solicitation relating to the offer and sale of the within securities to persons resident within the United States or elsewhere.

           s. Brokers, Finders. Except for payment of fees to Jesup and Lamont Securities, Inc. (the "Placement Agent"), payment of which is the sole responsibility of the Company, the Company has taken no action which would give rise to any claim by any person for brokerage commission, finder's fees or similar payments by Buyer relating to this Agreement or the transactions contemplated hereby. Buyer shall have no obligation with respect to such fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3(s) that may be due in connection with the transactions contemplated hereby. The Company shall indemnify and hold harmless each of Buyer, its employees, officers, directors, agents, and partners, and their respective affiliates, from and against all claims, losses, damages, costs (including the costs of preparation and attorney's fees) and expenses suffered in respect of any such claimed or existing fees, as and when incurred.

           4.    CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

           a. Transfer Restrictions. The Buyer acknowledges that (1) the Debentures have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Shares have not been and are not being registered under the 1933 Act, and may not be transferred unless (A) subsequently registered thereunder or (B) the Buyer shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

           b. Restrictive Legend. The Buyer acknowledges and agrees that the Debentures and the Warrants and, until such time as the Common Stock has been registered and sold under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective Registration Statement, certificates and other instruments representing any of the Securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such Securities):

     THESE SECURITIES (THE _SECURITIES_) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE _SECURITIES ACT_), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

           c. Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement on or before the Closing Date.

           d. Filings. (i) The Company undertakes and agrees to make all necessary filings in connection with the sale of the Securities to the Buyer under any British Virgin Islands and/or United States laws and regulations applicable to the Company, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

           (ii) Subject to the conditions of the immediately following sentence, the Company undertakes and agrees to take all steps necessary to have a meeting and vote of the stockholders of the Company no later than the Meeting Date (as defined below) regarding authorization of the Company's issuance to the holders of the Debentures and Warrants of shares of Common Stock in excess of twenty percent (20%) of the outstanding shares of Common Stock on the date of this Agreement in accordance with NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable. The term "Meeting Date" means the date which is the earlier of (x) seventy-five (75) days after the date on which the Company has issued, after the date of this Agreement, shares of Common Stock which, in the aggregate equal or exceed ten percent (10%) of the outstanding shares of Common Stock on the date hereof or (y) the date on which the Company holds its next regular or special stockholders meeting. The Company will recommend to the stockholders that such authorization be granted and will seek proxies from stockholders not attending the meeting naming a director or officer of the Company as such stockholder's proxy and directing the proxy to vote, or giving the proxy the authority to vote, in favor of such authorization.

           (iii) In furtherance of the provisions of the immediately preceding subparagraph (ii) hereof, the Company (a) commits to using its best efforts to obtain any stockholder authorization contemplated by said subparagraph (ii), and
(b) represents to the Buyer that the Company has obtained the binding irrevocable commitment or proxy (each, a "Principal Voter Proxy") of each Principal Voter (as defined below) that such Principal Voter will vote in favor of any stockholder authorization contemplated by said subparagraph (ii). A "Principal Voter" is a person who meets any one or more of the following criteria: (A) a person who is a director or principal officer of the Company (each, a "Company Principal") and who, directly or indirectly, holds any shares of Common Stock of the Company; (B) a spouse of a Company Principal who resides in the household of the Company Principal (a "Principal's Spouse") and who, directly or indirectly, holds any shares of Common Stock of the Company, (C) a parent, sibling or child of a Company Principal who resides in the household of a Company Principal or of a Principal's Spouse (each, a "Principal's Relative") and who, directly or indirectly, holds any shares of Common Stock or (D) any other person or entity, including, without limitation, for profit or non-profit corporations, partnerships and trusts, whose voting rights regarding Common Stock of the Company is subject to the direction, control or other influence of any Company Principal, Principal's Spouse or Principal's Relative.

           e. Reporting Status. So long as the Buyer beneficially owns any of the Securities, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the 1934 Act, shall take all reasonable action under its control to ensure that adequate current public information with respect to the Company, as required in accordance with Rule 144(c)(2) of the 1933 Act, is publicly available, and shall not terminate its status as an issuer required to file reports under the 1934 Act even if the 1934 Act or the rules and regulations thereunder would permit such termination. The Company will take all reasonable action under its control to obtain and to continue the listing and trading of its Common Stock (including, without limitation, all Registrable Securities) on The NASDAQ/National Market or The NASDAQ/SmallCap Market (collectively, "The NASDAQ Stock Market") and will comply in all material respects with the Company_s reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers, Inc. (_NASD_) or The NASDAQ Stock Market.

           f.    Use of Proceeds.    The Company will use the proceeds from the
sale of the Debentures (excluding amounts paid by the Company for legal fees, finder's fees and escrow fees in connection with the sale of the Debentures) for internal working capital purposes. ,Except for the express purposes detailed in this Section 4(f), unless specifically consented to in advance in each instance by the Buyer, the Company shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person or for the repayment of any outstanding loan by the Company to any other party.

           g. Certain Agreements. (i) The Company covenants and agrees that it will not, without the prior written consent of the Buyer, enter into any subsequent or further offer or sale of Common Stock or securities convertible into Common Stock (collectively, _New Common Stock_) with any third party on any date which is earlier than one hundred twenty (120) days from the last day of the calendar month in which the last Effective Date occurs.

           (ii) The provisions of subparagraph (g)(i) will not apply to (u) a sale of the Company's securities to QVC Network, Inc. or its affiliates (the "QVC Transaction"), (v) an underwritten public offering of shares of Common Stock or Preferred Stock; (w) an offering of convertible securities at market or above; (x) the issuance of securities pursuant to an authorized employee stock option plan or pursuant to the Existing Rights; (y) the issuance of securities (other than for cash) in connection with an acquisition, merger, consolidation, sale of assets, disposition or the exchange of the capital stock for assets, stock or other joint venture interests; or (z) securities issued to the Placement Agent, directly or upon the exercise of warrants or other rights issued as compensation for its services in connection with the purchases by the Buyer under this Agreement.

           (iii) By the Initial Closing Date and, to the extent necessary, each Additional Closing Date, the Company shall obtain the agreement (each, a _Principal_s Agreement_) of each of its Principals (as defined below) that, without the prior written consent of the Buyer in each instance, such Principal will not sell or otherwise transfer or offer to sell or otherwise transfer any shares of Common Stock directly or indirectly held by such Principal prior to one hundred twenty (120) days after the Effective Date. Each such Principal_s Agreement shall (w) specify that it is entered into as an inducement to the Buyer_s execution, delivery and performance of this Agreement, (x) name the Buyer as a third party beneficiary thereof, (y) acknowledge that the Company_s transfer agent will be provided with instructions that transfers by a Principal require the consent of the Company and the Buyer, and (z) contemplate that, in addition to any other damages or remedies that may be appropriate, the Principal_s Agreement shall be enforceable by injunction sought by the Company and the Buyer or any one or more of them. A _Principal_ is a person who meets any one or more of the following criteria: (A) a person who is a director or principal officer of the Company or a person who, directly or indirectly, holds in excess of five (5%) percent of any shares of Common Stock of the Company (each, a _Company Principal_); (B) a spouse of a Company Principal (a _Principal_s Spouse_) who, directly or indirectly, holds any shares of Common Stock of the Company, (C) a parent, sibling or child of a Company Principal who resides in the household of a Company Principal or of a Principal_s Spouse (each, a _Principal_s Relative_) and who, directly or indirectly, holds any shares of Common Stock, or (D) any other person or entity, including, without limitation, for profit or non-profit corporations, partnerships and trusts, whose voting rights regarding Common Stock of the Company is subject to the direction, control or other influence of any Company Principal, Principal_s Spouse, or Principal_s Relative. The provisions of this Section 4(g)(iii) shall not apply to the Yih Transaction (as defined below). The "Yih Transaction" means the pledge and/or transfer of up to 800,000 shares of Common Stock by Yu Chuan Yih for the benefit of Salomon Smith Barney in connection with margin loans by Mr. Yih.

           (iv)  In the event the Company breaches the provisions of this
Section 4(g), the Conversion Rate (as defined in the Debentures) shall be amended to be equal to (x) 90% of (y) the amount determined in accordance with the provisions of the Debenture without regard to this provision, and the Buyer may require the Company to immediately redeem all outstanding Debentures in accordance with Section 4(j)(y) hereof.

           h. Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield two hundred percent (200%) of the number of shares of Common Stock issuable (i) at conversion as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debentures or represent payment of interest on the Debentures which have been issued and not yet converted or the maximum amount of Additional Debentures which may be issued on subsequent Closing Dates and (ii) upon exercise as may be required to satisfy the exercise rights of the Buyer pursuant to the terms and conditions of the Warrants which have been issued and not yet exercised or the maximum amount of Warrants which may be issued on subsequent Closing Dates (assuming for such purposes that the maximum amount of Additional Debentures would be issued on such dates).

           i. Warrants. The Company agrees to issue to the Buyer on each Closing Date divisible warrants (the "Warrants") for the purchase of fifteen thousand (15,000) shares of Common Stock (such number subject to equitable adjustment in the event of a stock split or similar event after the date of this Agreement and prior to the relevant Closing Date) for each one million dollars ($1,000,000) of the Purchase Price of the Debentures purchased by the Buyer on that Closing Date. The Warrants shall bear an exercise price equal to one hundred twenty percent (120%) of the closing bid price of the Common Stock on the trading day immediately prior to the relevant Closing Date. The Warrants will expire on the last day of the calendar month in which the fifth anniversary of the relevant Closing Date occurs. The Warrants shall be in the form annexed hereto as Annex VI and shall have (x) registration rights as provided in the Registration Rights Agreement and (y) piggy-back registration rights after the effectiveness of the Registration Statement expires, as contemplated therein.

           j. Limitation on Issuance of Shares. The Company may be limited in the number of shares of Common Stock it may issue by virtue of (X) the number of authorized shares or (Y) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the _Cap Regulations_). Without limiting the other provisions thereof, the Debentures shall provide that (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap Regulations and (ii) if, despite taking such steps, the Company still can not issue such shares of Common Stock without violating the Cap Regulations, the holder of a Debenture which can not be converted as result of the Cap Regulations (each such Debenture, an _Unconverted Debenture_) shall have the option, exercisable in such holder_s sole and absolute discretion, to elect either of the following remedies:

               (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's notice of conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive trading days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) trading days immediately preceding the date of notice of conversion; or

               (y) require the Company to redeem each Unconverted Debenture for an amount (the _Redemption Amount_), payable in cash, equal to the sum of (i) one hundred twenty-four percent (124%) of the principal of an Unconverted Debenture, plus (ii) any accrued but unpaid interest thereon through and including the date (the _Redemption Date_) on which the Redemption Amount is paid to the holder.

A holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debentures shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Buyer. The provisions of this paragraph are not intended to limit the scope of the provisions otherwise included in the Debentures.

           k. Future Purchases. (i) The Buyer hereby unconditionally and irrevocably agrees to purchase from the Company up to $7,500,000 of Debentures (_Additional Debentures_) in one or more Additional Tranches on and subject to the terms and conditions provided this Section 4(k). Each Additional Debenture shall be in the form annexed hereto as Annex I.

           (ii) Commencing sixty (60) days after the Effective Date covering the Registrable Securities applicable to the transactions consummated on the preceding Closing Date, the Company may give a notice (a _Tranche Notice_) to the Buyer, with a copy to the Escrow Agent. The date the Tranche Notice is given to the Buyer is referred to as the _Tranche Notice Date._ The Tranche Notice shall specify the amount of the Additional Debentures to be purchased by the Buyer (which amount shall be not be less than $1,500,000 and not more than $2,500,000 in any given Tranche Notice).

           (iii) It shall be a condition to the Company_s right to issue a Tranche Notice that, as of the Tranche Notice Date and the relevant Additional Closing Date, (A) the Registration Statement or Statements required to be filed under the Registration Rights Agreement for all Registrable Securities relating to Debentures purchased prior to the Additional Closing Date contemplated by the current Tranche Notice shall have been declared effective and shall, unless all of the Registrable Securities covered by such Registration Statement shall have been sold, continue to be effective, (B) the Registration Rights Agreement shall continue to be in full force and effect and be applicable to the filing of and effectiveness of the registration of the sale of shares of Common Stock issuable upon conversion of the Additional Debentures issued in connection with the closing of the Additional Debentures (and the Company's issuance of the Additional Debentures shall constitute the Company's confirmation thereof as of such date) , and (C) the representations and warranties of the Company contained in Section 3 hereof shall be true and correct in all material respects (and the Company's issuance of the Additional Debentures shall constitute the Company's making each such representation and warranty as of such date) and there shall have been no material adverse changes (financial or otherwise) in the business or conditions of the Company from the Initial Closing Date through and including the Additional Closing Date (and the Company's issuance of the Additional Debentures shall constitute the Company's making such representation and warranty as of such date).

           (iv) It shall be a condition to the Company_s right to issue a Tranche Notice that, as of the Tranche Notice Date, (A) the Market Price of the Common Stock for the twenty (20) consecutive trading days ending on the day before the Tranche Notice Date, as adjusted to reflect any stock splits, reverse stock splits or stock dividends effected or declared after the Initial Closing Date contemplated by this Agreement, be more than four dollars ($4.00) per share, and (B) the average daily trading volume for the twenty (20) consecutive trading days ending the day before the relevant Tranche Notice Date, as adjusted to reflect any stock splits, reverse stock splits or stock dividends effected or declared after the Initial Closing Date contemplated by this Agreement, be more than thirty thousand (30,000) shares.

           (v)   Each Additional Closing Date shall be on the date which is five
(5) business days after the Effective Date of the Registrable Securities applicable to the transactions to be consummated on such Additional Closing Date (an "Additional Tranche Effective Date").

           (vi) In addition to, and not in lieu of, any provisions of the Registration Rights Agreement, the Company will give the Buyer and the Escrow Agent written notice by fax transmission or by hand delivery of the filing with the SEC of (x) the Registration Statement covering such Registrable Securities,
(y) any amendment thereto and (z) any Effectiveness Request (as defined below). Each such notice referred to in clauses (x) or (y) shall state that such filing was made and shall be given no later than the business day after the relevant filing. The notice referred to in clause (z) (an"Effectiveness Request Notice") shall be accompanied by a copy of the request (or confirmation thereof) submitted to the SEC and shall be given no later than the day on which such Effectiveness Request Notice is given. The giving of an Effectiveness Request Notice shall constitute the Company's notice to the Buyer that the closing of the purchase and sale of the Additional Debenture will take place on the fifth business day after the Effective Date of such Registration Statement; provided, however, that no later than noon (Eastern time) on the business day after the Effective Date of such Registration Statement, the Company shall give written notice by fax transmission or hand delivery to the Buyer and the Escrow Agent of such effectiveness (an "Effectiveness Notice").

           (vii) The term "Effectiveness Request" means the Company's written request to the SEC that the SEC declare the Registration Statement effective on a specified date which is on or after the later of (x) the seventy-fifth day after the immediately preceding Closing Date or (y) the fifteenth day after the relevant Tranche Notice Date; provided, however, that the Effectiveness Request shall be given only after the SEC has advised the Company informally, in writing or otherwise that it will respond favorably to such request.

           (viii) Notwithstanding the foregoing, if the Additional Tranche Effective Date does not occur within seventy-five (75) days after the initial Tranche Notice Date for the applicable Additional Tranche, the Tranche Notice will be deemed to be of no force and effect unless the Company has issued a Renewal Tranche Notice (as defined below). If the Company has timely issued a Renewal Tranche Notice, but the relevant Additional Tranche Effective Date does not occur within forty-five (45) days after the Renewal Tranche Notice Date (as defined below), the Renewal Tranche Notice will be deemed to be of no force and effect. The Renewal Tranche Notice shall specify the amount of the Additional Debentures to be purchased by the Buyer, which amount shall not be less than $1,500,000 nor more than the amount specified in the initial Tranche Notice for
such Additional Tranche.   Upon issuance of the Renewal Tranche Notice, the
initial Tranche Notice shall be deemed null and void.   A "Renewal Tranche
Notice" is a Tranche Notice issued by the Company during the period which is between sixty (60) and seventy-four (74) days after the initial Tranche Date for the applicable Additional Tranche, but before the relevant Additional Tranche Effective Date, which notice shall for the Registrable Securities applicable to the transactions to be consummated on such Additional Closing Date. The date the Renewal Tranche Notice is given to the Buyer is referred to as the _Renewal Tranche Notice Date._

           (ix) Except to the extent specifically contemplated by the provisions of this Section 4(k), the closing of each Additional Tranche shall be conducted upon the same terms and conditions as those applicable to the closing held on the Initial Closing Date.

           (x) The Buyer_s obligations under this Section 4(k) shall terminate (x) if the Company_s available shares do not satisfy the provisions of
Section 4(h) hereof at any time, (y) on the date which is four (4) months after the Required Effective Date (as defined in the Registration Rights Agreement) of the Registration Statement covering the Registrable Securities applicable to the Initial Debentures (the _First Registration Statement_), if such First Registration Statement has not been declared effective by such date, or (z) on the date which is eighteen months after the Initial Closing Date.

           l.     Right of First Refusal, Special Dilution Protection.

           (i)    The Company covenants and agrees that, except as provided in
Section 4(l)(v) hereof, if during the period from the date hereof through and including the date which is one hundred twenty (120) days after the Effective Date of the First Registration Statement, the Company offers to enter into any transaction (a _New Transaction_) for the sale of New Common Stock, the Company shall notify the Buyer in writing of all of the terms of such offer (a _New
Transaction Offer_).   The Buyer shall have the right (the _Right of First
Refusal_), exercisable by written notice given to the Company by the close of business on the fifth business day after the Buyer_s receipt of the New Transaction Offer (the _Right of First Refusal Expiration Date_), to participate in all or any part of the New Transaction Offer on the terms so specified.

           (ii) If, and only if, the Buyer does not exercise the Right of First Refusal in full, the Company may consummate the remaining portion of the New Transaction with any New Investor on the terms specified in the New Transaction Offer within thirty (30) days of the Right of First Refusal Expiration Date.

           (iii) If the terms of the New Transaction to be consummated with such other party differ from the terms specified in the New Transaction Offer so that the terms are more beneficial in any respect to the New Investor, the Company shall give the Buyer a New Transaction Offer relating to the terms of the New Transaction, as so changed, and the Buyer_s Right of First Refusal and the preceding terms of this paragraph (l) shall apply with respect to such changed terms.

           (iv) In the event the New Transaction is consummated with such other third party on terms providing for either a sale or exercise price equal to or computed based on, or a determination of a conversion or exercise price based on, a lower percentage of the then current market price (howsoever defined or computed) than provided in the Debentures for determining the Conversion Rate or a lower Base Price (howsoever defined or computed), the terms of any unissued or unconverted Debentures shall be modified to reduce the relevant Conversion Rate or Fixed Conversion Price to be equal to that provided in the New Transaction as so consummated.

           (v) The Buyer's Right of First Refusal shall not apply to the QVC Transaction.

           m. Reimbursement. If (i) any Buyer, other than by reason of its gross negligence or willful misconduct, becomes involved in any capacity in any action, proceeding or investigation brought by any stockholder of the Company, in connection with or as a result of the consummation of the transactions contemplated by the Transaction Agreements, or if such Buyer is impleaded in any such action, proceeding or investigation by any Person, or (ii) any Buyer, other than by reason of its gross negligence or willful misconduct or by reason of its trading of the Common Stock in a manner that is illegal under the federal securities laws, becomes involved in any capacity in any action, proceeding or investigation brought by the SEC against or involving the Company or in connection with or as a result of the consummation of the transactions contemplated by the Transaction Agreements, or if such Buyer is impleaded in any such action, proceeding or investigation by any Person, then in any such case, the Company will reimburse such Buyer for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith, as such expenses are incurred. In addition, other than with respect to any matter in which such Buyer is a named party, the Company will pay such Buyer the charges, as reasonably determined by such Buyer, for the time of any officers or employees of such Buyer devoted to appearing and preparing to appear as witnesses, assisting in preparation for hearings, trials or pretrial matters, or otherwise with respect to inquiries, hearing, trials, and other proceedings relating to the subject matter of this Agreement. The reimbursement obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any Affiliates of the Buyer who are actually named in such action, proceeding or investigation, and partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Buyer and any such Affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Buyer and any such Affiliate and any such Person. The Company also agrees that neither any Buyer nor any such Affiliate, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of the consummation of the Transaction Agreements except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of such Buyer.

          5.   TRANSFER AGENT INSTRUCTIONS.

          a. Promptly following the delivery by the Buyer of the Purchase Price for the Initial Debentures in accordance with Section 1(c) hereof, the Company will irrevocably instruct its transfer agent to issue Common Stock from time to time upon conversion of the Debentures in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration and sale of the Shares under the 1933 Act, registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each conversion of the Debentures. The Company warrants that no instruction other than such instructions referred to in this Section 5 and stop transfer instructions to give effect to Sections 4(a) and (b) hereof prior to registration and sale of the Shares under the 1933 Act will be given by the Company to the transfer agent and that the Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law.

          b.   (i)   The Company will permit the Buyer to exercise its right to convert the Debentures by telecopying or delivering an executed and completed Notice of Conversion to the Company and delivering, within seven (7) business days thereafter, the original Debentures being converted to the Company by express courier.

               (ii) The term _Conversion Date_ means, with respect to any conversion elected by the holder of the Debentures, the date specified in the Notice of Conversion, provided the copy of the Notice of Conversion is telecopied to or otherwise delivered to the Company in accordance with the provisions hereof so that it is received by the Company on or before such specified date.

               (iii) The Company will transmit the certificates representing the Converted Shares issuable upon conversion of any Debentures (together, unless otherwise instructed by the Buyer, with Debentures not being so converted) to the Buyer at the address specified in the Notice of Conversion (which may be the Buyer_s address for notices as contemplated by Section 11 hereof or a different address) via express courier , by electronic transfer or otherwise, within three
(3) business days (such third business day, the _Delivery Date_) after (A) the business day on which the Company has received both of the Notice of Conversion (by facsimile or other delivery) and the original Debentures being converted (and if the same are not delivered to the Company on the same date, the date of delivery of the second of such items) or (B) the date an interest payment on the Debenture, which the Company has elected to pay by the issuance of Common Stock, as contemplated by the Debentures, was due. If, at any time, the Buyer directs the Company or its counsel, its transfer agent or another designated agent to hold the Debenture on behalf of the Buyer, such possession shall satisfy the Buyer's delivery obligation in connection with any conversion.

Such possession shall be solely and exclusively for the benefit of Buyer and shall not represent any other interest of the Company in the Debenture until such Notice of Conversion is issued to the Company (and then limited to the extent of the Debenture being converted thereby). The original Debenture shall be returned to the Buyer at any time immediately upon direction from the Buyer.

                 (iv) Subject to the completeness and accuracy of the Buyer's representations and warranties herein, upon the conversion of any Debenture after the Restricted Period by a person who is a non-U.S. Person, the Company shall, at its expense, take all necessary action (including the issuance of an opinion of counsel) to assure that the Company's transfer agent shall issue stock certificates without restrictive legend or stop orders in the name of the Buyer (or its nominee (being a non-U.S. Person) or such non-U.S. Persons as may be designated by the Buyer) and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company warrants that no instructions (other than these instructions or instructions to impose a "stop transfer" instruction with respect to the Debenture until the end of the Restricted Period) have been or will be given to the transfer agent and that the Shares will not be subject to any transfer limitations other than those imposed by applicable securities laws.

           c. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay late payments to the Buyer for late issuance of Shares upon Conversion in accordance with the following schedule (where
_No. Business Days Late_ is defined as the number of business days beyond two
(2) business days from the Delivery Date):

                                         Late Payment For Each $10,000
                                         of Debenture Principal or Interest
               No. Business Days Late    Amount Being Converted
               ----------------------    -----------------------------------
                    1                                  $  100
                    2                                  $  200
                    3                                  $  300
                    4                                  $  400
                    5                                  $  500
                    6                                  $  600
                    7                                  $  700
                    8                                  $  800
                    9                                  $  900
                   10                                  $1,000
                  >10                                  $1,000 +$200 for each
Business                                                     Day Late beyond 10
                                                             days

The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit the Buyer_s right to pursue actual damages for the

Company_s failure to issue and deliver the Common Stock to the Buyer. Furthermore, in addition to any other remedies which may be available to the Buyer, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within two (2) business days after the Delivery Date, the Buyer will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Buyer shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

           d. If, by the relevant Delivery Date, the Company fails for any reason to deliver the Shares to be issued upon conversion of a Debenture and after such Delivery Date, the holder of the Debentures being converted (a _Converting Holder_) purchases, in an open market transaction or otherwise, shares of Common Stock (the _Covering Shares_) in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the _Sold Shares_), which delivery such Converting Holder anticipated to make using the Shares to be issued upon such conversion (a _Buy-In_), the Company shall pay to the Converting Holder, in addition to all other amounts contemplated in other provisions of the Transaction Agreements, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The _Buy-In Adjustment Amount_ is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Company in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000.

           e. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company_s transfer agent is participating in the Depository Trust Company (_DTC_) Fast Automated Securities Transfer program, upon request of the Buyer and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Buyer thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Buyer by crediting the account of Buyer_s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

           f. If, at any time (i) the Company challenges, disputes or denies the right of a holder of Debentures to effect a conversion of the Debentures into Common Stock or otherwise dishonors or rejects any Conversion Notice delivered in accordance with the terms of this Agreement or the Certificate of Designations or (ii) any third party who is not and has never been an Affiliate of such holder commences any lawsuit or proceeding or otherwise asserts any claim before any court or public or governmental authority, which lawsuit, proceeding or claim seeks to challenge, deny, enjoin, limit, modify, delay or dispute the right of such holder to effect the conversion of the Debentures into Common Stock, then such holder shall have the right, by written notice to the

Company, to require the Company to promptly redeem the Debentures for cash at a redemption price (the "Mandatory Purchase Amount") equal to (x) one hundred twenty-four percent (124%) of the principal of the unconverted Debentures held by such holder plus (y) all accrued but unpaid interest on the Debentures through the date of payment of the Mandatory Purchase Amount. Under any of the circumstances set forth above, the Company shall be responsible for the payment of all costs and expenses of such holder, including, but not necessarily limited to, reasonable legal fees and expenses, as and when incurred in connection with such holder's disputing any such action or pursuing such holder's rights hereunder (in addition to any other rights such holder may have hereunder or otherwise). The Mandatory Purchase Amount will be payable to such holder in cash within five (5) business days from the date such holder gives the Company written notice that it is exercising its rights under this paragraph.

           g. The holder of any Debentures shall be entitled to exercise its conversion privilege with respect to the Debentures notwithstanding the commencement of any case under 11 U.S.C. (S)101 et seq. (the "Bankruptcy Code"). In the event the Company is a debtor under the Bankruptcy Code, the Company hereby waives, to the fullest extent permitted, any rights to relief it may have under 11 U.S.C. (S)362 in respect of the conversion of the Debentures. The Company agrees, without cost or expense to any holder, to take or to consent to any and all action necessary to effectuate relief under 11 U.S.C. (S)362 in such circumstances.

           h. The Company will authorize its transfer agent to give information relating to the Company directly to the Buyer or the Buyer's representatives upon the request of the Buyer or any such representative, to the extent such information relates to (i) the status of shares of Common Stock issued or claimed to be issued to the Buyer in connection with a Notice of Conversion, or (ii) the number of outstanding shares of Common Stock of all stockholders as of a current or other specified date. The Company will provide the Buyer with a copy of the authorization so given to the transfer agent.

           i. Nothing in this Section shall affect in any way the Buyer's or such nominee's obligations and agreement to comply with all applicable securities laws upon resale of the Securities, or orders of a competent judicial body. If the Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Buyer of any of the Securities in accordance with clause (1)(B) of Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Converted Shares or the Warrant Shares, as the case may be, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as specified by the Buyer.

           6.    CLOSING DATES.

           a. The Initial Closing Date shall occur on the date which is the first NYSE trading day after each of the conditions contemplated by Sections 7 and 8 hereof shall have either been satisfied or been waived by the party in whose favor such conditions run.

           b. Each Additional Closing Date shall be the date specified in the Tranche Notice, provided each of the conditions contemplated by Section 4(k) and Sections 7 and 8 hereof shall have either been satisfied or been waived by the party in whose favor such conditions run.

           c. Each closing of the purchase and issuance of Debentures shall occur on the relevant Closing Date at the offices of the Escrow Agent and shall take place no later than 3:00 P.M., New York time, on such day or such other time as is mutually agreed upon by the Company and the Buyer.

           d. Notwithstanding anything to the contrary contained herein, the Escrow Agent will be authorized to release the Escrow Funds to the Company and to others and to release the other Escrow Property on the relevant Closing Date upon satisfaction of the conditions set forth in Sections 7 and 8 hereof and as provided in the Joint Escrow Instructions.

           7.    CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

           The Buyer understands that the Company's obligation to sell the relevant Debentures to the Buyer pursuant to this Agreement on the relevant Closing Date is conditioned upon:

           a.    The execution and delivery of this Agreement by the Buyer;

           b. Delivery by the Buyer to the Escrow Agent of good funds as payment in full of an amount equal to the Purchase Price for the relevant Debentures in accordance with this Agreement;

           c. The accuracy on such Closing Date of the representations and warranties of the Buyer contained in this Agreement, each as if made on such date, and the performance by the Buyer on or before such date of all covenants and agreements of the Buyer required to be performed on or before such date; and

           d. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

           8.    CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

           The Company understands that the Buyer's obligation to purchase the Debentures on the relevant Closing Date is conditioned upon:

           a. The execution and delivery of this Agreement and the other Transaction Agreement by the Company;

           b. Delivery by the Company to the Escrow Agent of the relevant Certificates in accordance with this Agreement;

           c. The accuracy in all material respects on such Closing Date of the representations and warranties of the Company contained in this Agreement, each as if made on such date, and the performance by the Company on or before such date of all covenants and agreements of the Company required to be performed on or before such date;

           d. On such Closing Date, the Registration Rights Agreement shall be in full force and effect and the Company shall not be in default thereunder;

           e. On such Closing Date, the Buyer shall have received an opinion of counsel for the Company, dated such Closing Date, in form, scope and substance reasonably satisfactory to the Buyer, substantially to the effect set forth in Annex III attached hereto;

           f. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained;

           g. From and after the date hereof to and including such Closing Date, the trading of the Common Stock shall not have been suspended by the SEC or the NASD and trading in securities generally on the New York Stock Exchange or The NASDAQ/National Market shall not have been suspended or limited, nor shall minimum prices been established for securities traded on The NASDAQ/National Market, nor shall there be any outbreak or escalation of hostilities involving the United States or any material adverse change in any financial market that in either case in the reasonable judgment of the Buyer makes it impracticable or inadvisable to purchase the Debentures; and

           h.    With respect to the Additional Closing Date,

           (i) the Tranche Notice shall have been duly given;

           (ii) each of the conditions set forth in Section 4(k) shall either have been satisfied or been waived by the Buyer;

           (iii) the Company shall have timely issued all shares issuable upon conversion of the Debentures prior to the date of such Additional Closing Date;

           (iv) the Company shall have available and shall reserve for issuance to Buyer shares of Common Stock equal to at least one hundred and fifty percent (150%) of the number of Shares which would be issued on conversion of all unconverted previously issued Debentures and all Additional Debentures to be issued on the relevant Additional Closing Date (assuming that the Conversion Rate for all such Debentures were at a rate which is seventy-five (75%) percent of the Conversion Rate which would have been applicable on such Additional Closing Date); and

           (v) if the Company is subject to the Cap Regulations, the aggregate of the Common Stock issuable upon conversion of all previously issued Debentures and all Additional Debentures to be issued on the relevant Additional Closing
Date (assuming, for unconverted Debentures, that the Conversion Rate for all such Debentures were at a rate which is seventy-five (75%) percent of the Conversion Rate which would have been applicable on such Additional Closing
Date), will not result in the issuance of shares in excess of the Cap Regulations, or the Company shall have obtained the consent of its stockholders, as contemplated by the Cap Regulations, to such issuance.

          9.  GOVERNING LAW:  MISCELLANEOUS.

          a. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and interpreted in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such State, without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Buyer for any reasonable legal fees and disbursements incurred by the Buyer in enforcement of or protection of any of its rights under any of the Transaction Agreements.

          b. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

          c. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

          d. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          e. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

          f. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original.

          g. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

          h. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

          i. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement thereof.

          j. In no event, except as specifically contemplated by the terms of any of the Transaction Agreements, shall either party be liable under any of the Transaction Agreements or otherwise for any consequential, incidental, indirect, punitive or special damages of any nature whatsoever (including, without limitation, any damages arising out of or in connection with any loss of profit, loss of business or anticipatory profits), even if the other party has been advised of the likelihood of such damages occurring to the non-defaulting party; provided, however, that the difference between the Market Price of the Common Stock and the Conversion Rate shall not be deemed to be consequential damages. The provisions of this Section 9(j) shall not limit the direct obligations of either party to the other party pursuant to a specific provision of any of the Transaction Agreements.

          k. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

          10. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of

          (a) the date delivered, if delivered by personal delivery as against written receipt therefor or by confirmed facsimile transmission,

          (b) the seventh business day after deposit, postage prepaid, in the United States Postal Service by registered or certified mail, or

          (c) the third business day after mailing by international express courier, with delivery costs and fees prepaid,

in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by ten (10) days_ advance written notice similarly given to each of the other parties hereto):

COMPANY:       LJ INTERNATIONAL INC.
               Unit #12, 12/F, Block A
               Focal Industrial Center
               21 Man Lok Street
               Hung Hom, Kowloon, Hong Kong
               ATTN:  Yu Chuan Yih
               Telephone No.: (852) 2764 3622
               Telecopier No.: (852) 2764 3783
with a copy to:      Andrew N. Bernstein, Esq.
                     Andrew N. Bernstein, P.C.
                     5445 DTC Parkway, Suite 520
                     Greenwood Village, CO 80111
                     Telephone No.: (303) 770 - 7131
                     Telecopier No.: (303) 770 - 7332

BUYER: At the address set forth on the signature page of this Agreement.

with a copy to:      Navigator Management Ltd.
                     Telecopier No.: (284) 494-4771

and with a copy to:  Krieger & Prager, Esqs.
                     319 Fifth Avenue
                     Attn: Samuel Krieger, Esq.
                     New York, New York 10016
                     Telephone No.: (212) 689-3322
                     Telecopier No.: (212) 213-2077

ESCROW AGENT:        Krieger & Prager, Esqs.
                     319 Fifth Avenue
                     Attn: Samuel Krieger, Esq.
                     New York, New York 10016
                     Telephone No.: (212) 689-3322
                     Telecopier No.: (212) 213-2077

          11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The Company_s and the Buyer_s representations and warranties herein shall survive the execution and delivery of this Agreement and the delivery of the Certificates and the payment of the Purchase Price, and shall inure to the benefit of the Buyer and the Company and their respective successors and assigns.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer by one of its officers thereunto duly authorized as of the date set forth below.

AMOUNT AND PURCHASE PRICE OF INITIAL DEBENTURES:  $
                                                  -----------------------------


     SIGNATURES FOR ENTITIES

     IN WITNESS WHEREOF, the undersigned represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf this ________ day of ___________________, 1999.


________________________________           ________________________________
Address                                    Printed Name of Subscriber

--------------------------------
                                           By:
                                           ________________________________
Telecopier No. _________________           (Signature of Authorized Person)

                                           ________________________________
                                           Printed Name and Title
________________________________
Jurisdiction of Incorporation
or Organization

As of the date set forth below, the undersigned hereby accepts this Agreement and represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf.

LJ INTERNATIONAL INC.

By:        /s/ Yu Chuan Yih
         ------------------------------------------
Name:      Yu Chuan Yih
         ------------------------------------------
Title:     President
         ------------------------------------------
Date:                                         ,1999
         ------------------------------------------